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                                                                    EXHIBIT 4.15


             SUPPLEMENTAL AGREEMENT TO BRIDGE LOAN TRANSACTION DATED
        AUGUST 10, 1999 (AS EXTENDED AND AMENDED TO DATE) BY AND BETWEEN
          LEXON TECHNOLOGIES, INC. ("DEBTOR"), CHICAGO MAP CORPORATION
             AND STEVEN PESKAITIS ("GUARANTORS"), AND MILLER CAPITAL
          CORPORATION, STEPHEN A. MCCONNELL, JOCK PATTON AND DICKERSON
                               WRIGHT ("LENDERS")


For and in consideration of $1.00, and other good and valuable consideration provided by each of the parties hereto to each of the others, including agreement to the following terms and conditions, the parties hereto agree this 30th of December, 1999 that the following terms and conditions are incorporated in and made a part of the Securities Purchase Agreement, Notes, Security Agreements, Guaranties and other instruments and documents ("Loan Documents") executed and delivered at any time from and after August 10, 1999 in connection with the above-captioned Bridge Loan Transaction as well as that certain Engagement Letter dated July 26, 1999 relating to investment advisory services provided to Debtor by Miller Capital Corporation ("MCC").

         o Debtor will pay Lenders $150,000.00 in cash on or before January 31, 2000.

         o Debtor will pay the remaining principal balance of $600,000.00, plus interest at the rate of 12% per annum, in monthly payments of interest only for 6 months beginning March 1, 2000 and continuing on the 1st day of each month thereafter.

         o Debtor will pay the remaining principal balance of $600,000.00, plus any accrued interest, on August 1, 2000, provided the Debtor has received debt or equity financing proceeds in an aggregate amount of $3,000,000 or more during the period commencing December 30, 1999 and continuing through August 1, 2000, and limited to the extent such proceeds exceed $3,000,000. Any debt or equity financing proceeds received in an aggregate amount of less than $3,000,000.00 during this period will be used for operations.

         o If the Debtor has not received debt or equity financing proceeds in an aggregate amount of $3,600,000 or more during the period commencing December 30, 1999 and continuing through August 1, 2000, the Debtor will pay the remaining principal balance of $600,000.00, plus interest at the rate of 12% per annum, in six equal monthly payments of principal and interest beginning on August 1, 2000 and continuing on the 1st day of each month thereafter. Any debt or equity financing proceeds received after August 1, 2000, to the extent in excess of $3,000,000, will be applied first to payment in full of outstanding principal and interest to the Lenders.

         o The Debtor will issue 300,000 shares of common stock to MCC for $1.00 of consideration with regard to termination of the Engagement Letter and 250,000 shares of common stock, for $1.00 of consideration, to Lenders in connection with the Loan Documents.



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         o  The Engagement Letter will terminate on December 30, 1999 and neither party thereto will have any continuing duty or obligation to the other, except that Debtor will pay a fee to MCC pursuant to the fee schedule set forth therein out of the proceeds, if any, received by Debtor from any equity or debt financing or investment by any of the parties introduced to Debtor by MCC and identified in the schedule attached hereto.

         o MCC and the other Lenders will not subordinate any of the existing security interests and guarantees in favor of MCC and Lenders under the Loan Documents to any lender or investor ("New Lender") that at any time hereafter provides equity or debt financing or investment to Debtor, but hereby consents to and agrees to permit Debtor to incur any such new financing or investment with the grant of a security interest to such New Lender in and to any and all collateral under the Loan Documents, which security interest shall be pari passu with the Lender's debt, provided that: (i) the terms of such new debt provide that no principal payments can be made on the new debt until the Lender's debt has been repaid in full; and
            (ii) the amount of such new debt does not exceed $1,500,000. Lenders all agree to enter into a collateral sharing arrangement with such New Lender, pursuant to which the collateral currently securing the debt of the Lenders would also be permitted to secure the debt of the New Lender on a pari passu basis.

ACCEPTED AND AGREED THIS 30th day of December 1999.


On Behalf of MCC and Lenders:                     On Behalf of Debtor:

Miller Capital Corporation, Inc.                  LEXON Technologies, Inc.

By: /s/ Rudy P. Miller                            By: /s/ Steven Peskaitis
    --------------------------------                 ---------------------------
        Rudy P. Miller, CEO                               Steven Peskaitis,
                                                          President


                                                  On Behalf of Guarantors:

                                                  Chicago Map Corporation

                                                  By:  /s/ Steven Peskaitis
                                                     ---------------------------
                                                           Steven Peskaitis,
                                                           President



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